UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 4, 2023

Stronghold Digital Mining, Inc.
(Exact Name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-40931	86-2759890
(Commission File Number)	(IRS Employer Identification No.)

595 Madison Avenue, 28th Floor New York, New York	10022
(Address of principal executive offices)	(Zip Code)

 (845) 579-5992
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SDIG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure

On May 4, 2023, Stronghold Digital Mining, Inc. (the “Company”) issued a press release (the “Mining Agreement Press Release”) announcing that on April 27, 2023, the Company signed a two-year hosting agreement with Cantaloupe Digital LLC, a subsidiary of Canaan Inc. (“Canaan”), whereby the Company will operate 2,000 A1346 (110 TH/s per miner) and 2,000 A1246 (90 TH/s per miner) Bitcoin miners supplied by Canaan (the “Canaan Miners”), with a total hash rate capacity of 400 PH/s (the “Canaan Bitcoin Mining Agreement”).  A copy of the Mining Agreement Press Release is attached as Exhibit 99.1 hereto.

The information furnished in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Information

Canaan Bitcoin Mining Agreement

As disclosed in the Mining Agreement Press Release, on April 27, 2023, the Company signed a two-year hosting agreement with Cantaloupe Digital LLC, a subsidiary of Canaan, whereby the Company will operate the Canaan Miners. Pursuant to the terms of the Canaan Bitcoin Mining Agreement, the Company will receive 50% of the Bitcoin mined by the Canaan Miners and receive payments from Canaan equal to 55% of the net cost of power at the Company’s Panther Creek plant, in dollar-per-megawatt-hour terms, calculated on a monthly basis.  Additionally, the Company will retain all upside associated with selling power to the grid, and, if the Company elects to curtail the Canaan Miners to sell power to the grid, Canaan will receive true-up payment that represent estimates of the Bitcoin mining revenue would have been generated had the miners not been curtailed.  The Canaan Bitcoin Mining Agreement has a two-year term with no unilateral early termination option.

Pursuant to the terms of the Canaan Bitcoin Mining Agreement, the A1246 Bitcoin miners are to be installed by May 15, 2023, and the A1346 Bitcoin miners are to be installed by June 15, 2023. All 2,000 A1246 Bitcoin miners are currently on site and ready to be deployed.  Since August 2022, the Company has received or procured approximately 22,000 incremental miners, with hash rate capacity of approximately 2.2 EH/s, through opportunistic purchases of Bitcoin miners and through hosting agreements where we retain exposure to Bitcoin mining economics and power upside, consistent with our vertically integrated business model. The Canaan Bitcoin Mining Agreement will bring the Company to approximately 3.6 EH/s of delivered hash rate capacity.

Pro Forma Financials

The Company previously filed certain updated historical and unaudited pro forma condensed consolidated financial information in accordance with Article 11 of Regulation S-X in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 5, 2023 (the “April 2023 Form 8-K”).

This Current Report on Form 8-K is being filed to provide updated unaudited pro forma condensed consolidated financial information of the Company for the year ended December 31, 2022 (the “Updated Pro Forma Financial Information”). The Updated Pro Forma Financial Information updates and supplements the unaudited pro forma condensed consolidated financial information of the Company and related disclosures contained in Exhibit 99.1 to the April 2023 Form 8-K. To the extent that information in this Current Report on Form 8-K differs from or updates information contained in the April 2023 Form 8-K or in any other of the Company’s filings with the SEC, the information in this Current Report on Form 8-K shall supersede or supplement the information in such filing.  For more information about the transactions described in Exhibit 99.2 hereto (the “Transactions”), please refer to the Annual Report on Form 10-K filed by the Company on April 3, 2023, and the Current Reports on Form 8-K filed by the Company on April 24, 2023, April 3, 2023, February 24, 2023, and November 1, 2022.

The Updated Pro Forma Financial Information included in this Current Report on Form 8-K has been presented for informational purposes only. It does not purport to represent the actual results of operations that the Company would have achieved had the Transactions occurred on January 1, 2022, and is not intended to project the future results of operations that the Company may achieve as a result of the Transactions.

Item 9.01	Financial Statements and Exhibits

(b)  Pro Forma Financial Information.

The following unaudited pro forma condensed consolidated financial information of the Company for the year ended December 31, 2022, is attached as Exhibit 99.2 hereto:

•	Unaudited pro forma condensed consolidated balance sheet as of December 31, 2022;

1

•	Unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2022; and

•	Notes to unaudited pro forma condensed consolidated financial statements.

(d)  Exhibits.

Exhibit Number	Description
99.1*	Press release dated May 4, 2023

99.2	Unaudited pro forma condensed consolidated financial information of the Company for the year ended December 31, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
* Furnished herewith
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRONGHOLD DIGITAL MINING, INC.

Date: May 5, 2023	By:	/s/ Gregory A. Beard
	Name:	Gregory A. Beard
	Title:	Chief Executive Officer and Co-Chairman